Exhibit 99.1

FINAL

For Immediate Release

CHC Group Appoints William L. Transier to Board of Directors

IRVING, May 9, 2016 -- CHC Group (OTC Pink Sheets: HELIQ; the “Company” or “CHC”) today announced the appointment of William L. Transier to its Board of Directors, effective immediately.

An independent, Class II director, Mr. Transier’s term is until the Company’s 2018 annual general meeting of shareholders. He was also elected to serve on the Board’s Audit Committee and Health, Safety and Environment Committee.

“We are pleased to add a director of Bill’s caliber to our Board,” said John Krenicki Jr., CHC’s Chairman of the Board. “In addition to a wealth of experience in the oil and gas industry and firsthand experience in corporate reorganizations, Bill’s knowledge of our industry will help us to continue to focus on serving our customers for the long term."

Mr. Transier, 61, is the founder and has served as the Chief Executive Officer of Transier Advisors, LLC since 2015. Prior to 2015, Mr. Transier served as the Chairman, Chief Executive Officer and President of Endeavour International Corporation from October 2006 to December 2014. He also served as a Co-Chief Executive Officer from February 2004 to October 2006. On October 10, 2014, Endeavour filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, which was dismissed in November of 2015 by virtue of a structured settlement agreement.

Before joining Endeavour, Mr. Transier served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. from March 1999 to April 2003, when Ocean Energy merged with Devon Energy Corporation. From September 1998 to March 1999, Mr. Transier served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation when Seagull Energy merged with Ocean Energy. From May 1996 to September 1998, he served as Senior Vice President and Chief Financial Officer of Seagull Energy Corporation. Earlier in his career, Mr. Transier served in various roles, including partner in the audit department and head of the Global Energy practice of KPMG LLP from June 1986 to April 1996. Mr. Transier is also the Lead Independent Director of Helix Energy Solutions Group and he has served on its board since October 2000.

Mr. Transier also has experience in a number of Board roles. Since August 2014, he has been a member of the Board of Directors of Paragon Offshore plc. From December 2006 to December 2012, he was a member of the Board of Directors of Cal Dive International, Inc. He served as Lead Director of Cal Dive from May 2009 until December 2012. Until June 2009, Mr. Transier was a member of the Board of Directors of Reliant Energy, Inc.

Mr. Transier graduated from the University of Texas with a Bachelor of Business Administration with honors in accounting. He received his Masters in Business Administration from Regis University, attended the International Program at Wharton Business School and studied law at the University of Houston Law Center.

ABOUT CHC

CHC Helicopter is a leader in enabling customers to go further, do more and come home safely, including oil and gas companies, government search-and-rescue agencies and organizations requiring helicopter maintenance, repair and overhaul services through the Heli-One segment. The Company has a fleet of more than 220 aircraft and operates on six continents.

FINAL

Cautionary Note on Forward-Looking Statements

This press release, and other statements that we may make, contain forward-looking statements. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of our management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements and are subject to risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, as amended, for the year ended April 30, 2015 and Quarterly Report on Form 10-Q for the quarter ended January 31, 2016. The Company’s filings with the Securities and Exchange Commission are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. No assurances can be given that our efforts to effectively reorganize under Chapter 11 of the Bankruptcy Code will ultimately be successful or that we will succeed in strengthening our balance sheet or increase our financial flexibility. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

The Company cautions that trading in the Company’s securities during the pendency of the Chapter 11 cases is highly speculative and poses substantial risks. Although the Company does not yet have a plan of reorganization or an agreement with creditors and lessors for such a plan, no assurance can be given that, when the reorganization is completed, its ordinary shares will not be cancelled without any distribution being made to shareholders.

CHC Group
MEDIA
Susan Gordon, +1.214.262.7426
Senior Director, Global Communications
susan.gordon@chc.ca

INVESTORS

+1.604.247.7060

investor@chc.ca